Flow International to be Acquired by American Industrial Partners

Flow Shareholders to Receive $4.05 Per Share in Cash

KENT, Wash., Sept. 25, 2013 (GLOBE NEWSWIRE) -- Flow International Corporation (Nasdaq:FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has entered into a definitive agreement to be acquired by American Industrial Partners (AIP), a middle-market private equity firm focused on North American-headquartered industrial businesses, in a transaction valued in excess of $200 million.

Under the terms of the merger agreement, AIP will acquire all of the outstanding shares of Flow common stock for $4.05 per share in cash. This value represents an 11.3 times multiple of trailing four quarter reported EBITDA, which was $17.8 million as of July 31, 2013. The Flow Board of Directors has unanimously approved the merger agreement.

Charley Brown, President and CEO of Flow said, “I am pleased to announce this agreement, which maximizes value for all of our shareholders. This transaction represents a successful conclusion to our extensive ‘strategic alternatives’ investigation, during which the Company contacted many strategic and financial partners. In AIP, we have a partner with a strong reputation and proven record of success, who understands the potential of Flow’s waterjet solutions and has the resources and expertise to help accelerate our growth plans. We believe this transaction appropriately recognizes the value of Flow’s technology and customer relationships, while providing our stockholders with a meaningful cash premium for their investment.”

Mr. Brown added, “Flow’s success is driven by our talented employees, and, on behalf of the Board and management team, I thank them for their tireless efforts to make Flow the strong company it is today. AIP shares our confidence in Flow’s future and will support us as we continue to work toward our long-term goals.”

Richard Hoffman, partner of AIP said, “We are excited about this agreement with Flow, which is known throughout its industry for its innovative waterjet technology. We have been impressed by the Company’s capabilities and its strong relationships with its global customer base. We will work with the Flow management team to continue investing in the Company’s technology to grow the waterjet share of the worldwide cutting market.”

The transaction is expected to close in early 2014 and is subject to the approval of Flow’s shareholders, regulatory approvals, and other customary closing conditions. The transaction has fully committed financing and is not subject to any condition with regard to the financing.

UBS Investment Bank is serving as Flow’s financial advisor and K&L Gates LLP is serving as legal counsel. Houlihan Lokey is serving as AIP’s financial advisor and Ropes & Gray and Baker Botts are serving as co-legal counsel.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.FlowWaterjet.com.

About American Industrial Partners

American Industrial Partners (“AIP”) is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets. The Firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 40 transactions and is currently managing more than $1.1 billion in equity capital. AIP invests in all forms of corporate divestitures, management buyouts, recapitalizations, and going-private transactions of established businesses with revenues of $100 million to $500 million.

Additional Information and Where to Find It

Flow intends to file with the Securities and Exchange Commission (SEC) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the transaction. The definitive proxy statement will be sent or given to the shareholders of Flow.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND SHAREHOLDERS OF FLOW ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Flow with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or from Flow by directing a request to Flow’s Investor Relations Department at (253) 813-3286, email address investors@flowcorp.com or through the Flow website at www.flowwaterjet.com/en/investors.aspx.

Participants in the Solicitation

Flow and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Flow shareholders in connection with the transaction. Information about Flow’s directors and executive officers is set forth in Flow’s Annual Report on Form 10-K/A filed with the SEC on August 28, 2013. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Flow intends to file with the SEC.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding growth plans, advancing technology and the closing of the transaction. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

CONTACT:	Flow
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

AIP
Ben DeRosa
212-627-2360 extension 200